Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2022, with respect to the consolidated financial statements included in the Annual Report of Augmedix, Inc. on Form 10-K for the year ended December 31, 2021, before the effects of the adjustment for the correction of the error described in Note 2 to the consolidated financial statements. We consent to the incorporation by reference of said report in the Registration Statements of Augmedix Inc. on Forms S-3 (File No. 333-264337 and File No. 333-266299) and on Forms S-8 (File No. 333-251317 and File No. 333-266301).

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

April 17, 2023